Filed pursuant to 424(b)(3)

Registration Statement No. 333-276487

PROSPECTUS SUPPLEMENT NO. 10

(To Prospectus dated June 21, 2024)

Microbot Medical Inc.

1,769,966 Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated June 21, 2024 as supplemented (the “Prospectus”), relating to the resale of up to 1,769,966 shares of our common stock, $0.01 par value per share, representing shares issuable upon the exercise of outstanding preferred investment options held by the selling stockholders named in the Prospectus, including their transferees, pledgees, donees or successors.

Specifically, this Prospectus Supplement is being filed to update and supplement the information in the Prospectus with certain information reported by us with the Securities and Exchange Commission or otherwise publicly disclosed. Accordingly, we have included such information in this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBOT”. On January 31, 2025, the closing price of our common stock was $1.84.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 27, 2025

Nasdaq Compliance Letter

On January 27, 2025, the Company received a notification letter from Nasdaq Stock Market LLC (“Nasdaq”) confirming that it has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”).

The Nasdaq staff made this determination of compliance with the Rule after the minimum closing bid price of the Company’s common stock has been at $1.00 per share or more for 15 consecutive business days, from December 26, 2024 to January 17, 2025. Accordingly, the Company has regained compliance with the Rule and Nasdaq considers the prior bid price deficiency matter now closed.